Exhibit 99.1

Table of Contents

BV Financial, Inc.

Baltimore, Maryland

TABLE OF CONTENTS	I

INTRODUCTION	1

1. OVERVIEW AND FINANCIAL ANALYSIS	4

GENERAL OVERVIEW	4
HISTORY	5
STRATEGIC DIRECTION	6
BALANCE SHEET TRENDS	7
LOAN PORTFOLIO	10
INVESTMENTS	13
INVESTMENTS AND MORTGAGE-BACKED SECURITIES	14
ASSET QUALITY	15
FUNDING COMPOSITION	18
ASSET/LIABILITY MANAGEMENT	20
NET WORTH AND CAPITAL	21
INCOME AND EXPENSE TRENDS	22
LEGAL PROCEEDINGS	27
SUBSIDIARIES	27

2. MARKET AREA ANALYSIS	28

3. COMPARISONS WITH PUBLICLY TRADED THRIFTS	31

INTRODUCTION	31
SELECTION CRITERIA	31
BASIS FOR COMPARISON	33
OVERVIEW OF THE COMPARABLES	34

4. MARKET VALUE DETERMINATION	37

MARKET VALUE ADJUSTMENTS	37
FINANCIAL CONDITION	38
BALANCE SHEET GROWTH	42

EARNINGS QUALITY, PREDICTABILITY AND GROWTH	43
MARKET AREA	48
CASH DIVIDENDS	50
LIQUIDITY OF THE ISSUE	52
RECENT REGULATORY MATTERS	53

5. OTHER FACTORS	54

MANAGEMENT	54
SUBSCRIPTION INTEREST	55
VALUATION ADJUSTMENTS	57
DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES	58
FULL OFFERING VALUE IN RELATION TO COMPARABLES	60
COMPARISON TO NONLIQUID MHC	64
COMPARISON TO RECENT MHC CONVERSIONS	68
VALUATION CONCLUSION	69

List of Figures

BV Financial, Inc.

Baltimore, Maryland

FIGURE 1 - CURRENT FACILITIES LIST	4
FIGURE 2 - ASSET AND RETAINED EARNINGS CHART	7
FIGURE 3 - KEY BALANCE SHEET DATA	8
FIGURE 4 - KEY RATIOS	9
FIGURE 5 - NET LOANS RECEIVABLE CHART	10
FIGURE 6 - LOAN MIX AS OF JUNE 30, 2004 CHART	11
FIGURE 7 - LOAN MIX	12
FIGURE 8 - SECURITIES CHART	13
FIGURE 9 - INVESTMENT MIX	14
FIGURE 10 - ASSET QUALITY CHART	15
FIGURE 11 - NON-PERFORMING LOANS	16
FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART	17
FIGURE 13 - DEPOSIT AND BORROWING TREND CHART	18
FIGURE 14 - DEPOSIT MIX	19
FIGURE 15 - NET PORTFOLIO VALUE	20
FIGURE 16 - CAPITAL ANALYSIS	21
FIGURE 17 - NET INCOME CHART	22
FIGURE 18 - AVERAGE YIELDS AND COSTS	23
FIGURE 19 - SPREAD AND MARGIN CHART	24
FIGURE 20 - INCOME STATEMENT TRENDS	25
FIGURE 21 - PROFITABILITY TREND CHART	26
FIGURE 22 - DEPOSIT AND DEMOGRAPHIC DATA FOR BALTIMORE COUNTY	28
FIGURE 23 - DEPOSIT AND DEMOGRAPHIC DATA FOR BALTIMORE (CITY) COUNTY	29
FIGURE 24 - DEPOSIT AND DEMOGRAPHIC DATA FOR ANNE ARUNDEL COUNTY	29
FIGURE 25 - DEPOSIT AND DEMOGRAPHIC DATA FOR MARYLAND	30
FIGURE 26 - COMPARABLE GROUP	33
FIGURE 27 - KEY FINANCIAL INDICATORS	36
FIGURE 28 - KEY BALANCE SHEET DATA	38
FIGURE 29 - CAPITAL DATA	39
FIGURE 30 - ASSET QUALITY TABLE	40
FIGURE 31 - BALANCE SHEET GROWTH DATA	42
FIGURE 32 - NET INCOME TREND	44
FIGURE 33 - PROFITABILITY DATA	45
FIGURE 34 - INCOME STATEMENT DATA	46
FIGURE 35 - MARKET AREA DATA	48
FIGURE 36 - DIVIDEND DATA	50
FIGURE 37 - MARKET CAPITALIZATION DATA	52
FIGURE 38 - MHC REORGANIZATIONS (SINCE 1/1/01) PRO FORMA DATA	55
FIGURE 39 - MHC REORGANIZATIONS PRICE APPRECIATION	56
FIGURE 40 - VALUE RANGE - FULL OFFERING	60
FIGURE 41 - AS IF FULLY CONVERTED OFFERING PRICING MULTIPLES	61
FIGURE 42 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	61
FIGURE 43 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	61
FIGURE 44 - VALUE RANGE MHC OFFERING DATA	63
FIGURE 45 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	63

FIGURE 46 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	63
FIGURE 47 - COMPARISON TO PINK SHEET MHCS	65
FIGURE 48 - PINK SHEET MHC AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	66
FIGURE 49 - PINK SHEET MHC AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	66
FIGURE 50 - PINK SHEET GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	66
FIGURE 51 - PINK SHEET GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	67
FIGURE 52 - COMPARISON TO FILED AND PENDING MHC OFFERINGS	68

List of Exhibits

BV Financial, Inc.

Baltimore, Maryland

Exhibit

1.	Profile of FinPro, Inc.

2.	Statements of Financial Condition

3.	Statements of Income

4.	Reconciliation of the TFR Schedule SO and the GAAP Income Statement

5.	Statements of Retained Earnings

6.	Statements of Cash Flows

7.	Selected Financial Data

8.	Industry Fully Converted Multiples

9.	MHC Conversions 2001 to Date

10.	Full Offering Appraisal Pro Forma June 30, 2004 – 12 Months

11.	MHC Offering Appraisal and Offering Circular Pro Forma June 30, 2004 – 12 Months

Conversion Valuation Appraisal Report	Page: 1

Introduction

This report represents FinPro, Inc.’s (“FinPro”) independent appraisal of the estimated pro forma market value of the common stock (the “Common Stock”) of BV Financial, Inc. (the “Company”), the holding company to be formed by Bay-Vanguard Federal Savings Bank in connection with the issuance of 45.00% of the outstanding common stock of the Company. Bay-Vanguard, M.H.C. will own the remainder of the common stock of BV Financial, Inc. after the stock issuance.

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

•	45.00% of the stock will be offered to the public,

•	the stock will be issued at $10.00 per share,

•	the conversion expenses will be $579 thousand at the midpoint,

•	there will be an ESOP equal to 3.92% of the total value of the Company funded internally, amortized over 15 years straight-line,

•	there will be a 1.96% MRP issued out of authorized but unissued shares, amortized over 5 years straight-line,

•	the tax rate is assumed at 34.20%,

•	the net proceeds will be invested at the three-year treasury rate of 3.16%, pre-tax, and

•	the MHC will be capitalized with $50 thousand.

It is our understanding that the Company will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans, to Supplemental Eligible Account Holders of the Bank, and to Other Members. This appraisal has been prepared in accordance with Regulation 563b.7 and the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

Conversion Valuation Appraisal Report	Page: 2

In the course of preparing our report, we reviewed the Bank’s audited financials for the years ended June 30, 2003 and June 30, 2004. We also reviewed the Bank’s Application for Approval of Conversion including the Proxy Statement and the Company’s Form MHC-2 registration statement as filed with the Securities and Exchange Commission (“SEC”). We have conducted due diligence analysis of the Bank and the Company (hereinafter, collectively referred to as “the Bank”) and held due diligence related discussions with the Bank’s management and board, Beard Miller Company LLP (the Bank’s independent auditor), Sandler O’Neill & Partners, L.P. (the Bank’s underwriter), and Muldoon Murphy Faucette & Aguggia LLP (the Bank’s special counsel). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and reviewed the market area economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank’s performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank’s estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank’s assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws. Any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Conversion Valuation Appraisal Report	Page: 3

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report	Page: 4

1.	Overview and Financial Analysis

GENERAL OVERVIEW

The Bank, after the Conversion, will be a federally chartered stock savings bank. As of June 30, 2004, the Bank had $97.7 million in total assets, $87.0 million in deposits, $72.2 million in net loans and $7.9 million in equity.

The following table shows the Bank’s facilities as of June 30, 2004.

FIGURE 1 – CURRENT FACILITIES LIST

Address	Year Opened	Owned/Leased	Date of Lease Expiration	Net Book Value at June 30, 2004
				(in thousands)
Main Office

7114 North Point Road Baltimore, MD 21219	1959	Leased	2009	$111

Branches

1230 Light Street Baltimore, MD 21230	1980	Owned		$111

1521 East Fort Avenue Baltimore, MD 21219	1992	Owned		$76

7657 Arundel Mills Blvd Hanover, MD 21076	2004	Owned		$1,988

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 5

HISTORY

Bay-Vanguard Federal is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within our market area. The Bank attracts deposits from the general public and uses such funds to originate primarily one- to four family residential real estate loans. To a lesser extent, the Bank originates mobile home loans, construction loans, multi-family and commercial real estate loans and consumer loans. The Bank currently operates out of its main office in Baltimore, Maryland and three branch offices in Baltimore City and Baltimore and Anne Arundel Counties. At June 30, 2004, the Bank had total assets of $97.7 million, deposits of $87.0 million and total equity of $7.9 million.

Conversion Valuation Appraisal Report	Page: 6

STRATEGIC DIRECTION

The Bank’s mission is to operate and grow a profitable community-oriented financial institution serving primarily retail customers in our market area. The Bank plans to achieve this by executing its strategy of:

•	continuing to emphasize the origination of one- to four-family residential real estate loans; pursuing opportunities to increase multi-family and commercial real estate lending in our market area;

•	continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio;

•	providing exceptional service to attract and retain customers; and

•	aggressively attracting core deposits.

Conversion Valuation Appraisal Report	Page: 7

BALANCE SHEET TRENDS

The Bank’s balance sheet increased by $23.5 million, or 31.62%, from $74.2 million at June 30, 2002 to $97.7 million at June 30, 2004.

Equity has increased $872 thousand, or 12.38%, from $7.0 million at June 30, 2002 to $7.9 million at June 30, 2004. The equity to assets ratio is currently 8.10%.

FIGURE 2 - ASSET AND RETAINED EARNINGS CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 8

The following tables set forth certain information concerning the financial position of the Bank at the dates indicated.

FIGURE 3 - KEY BALANCE SHEET DATA

Selected Financial Highlights	At June 30,
	2004	2003	2002
$ in thousands
Assets	$97,655	$84,892	$74,197
Securities held-to-maturity	4,488	4,699	5,275
Securities available-for-sale	5,520	5,484	8,805
Loans receivable, net	72,249	60,456	52,278
Cash and cash equivalents	9,872	9,829	6,075
Deposits	87,011	75,602	65,484
Total equity	$7,914	$7,454	$7,042

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 9

FIGURE 4 - KEY RATIOS

Selected Ratios and Other Data:	At June 30,
	2004	2003	2002
Performance Ratios:
Return on average assets	0.59%	0.50%	0.56%
Return on average equity	7.01	5.38	5.61
Interest rate spread	3.15	3.29	3.27
Net interest margin	3.35	3.58	3.53
Noninterest expense to average assets	2.54	2.50	2.66
Efficiency ratio (operating expenses divided by the sum of net interest income and other income)	72.13	67.53	76.94
Average interest-earning assets to average interest-bearing liabilities	108.79	110.15	113.91
Average equity to average assets	8.61	9.26	10.04
Capital Ratios:
Tangible capital	8.12	8.68	9.45
Core capital	8.12	8.68	9.45
Risk-base capital	15.34	17.36	19.26
Asset Quality Ratios:
Allowance for loan losses to total loans	0.39	0.41	0.47
Allowance for loan losses to non-performing loans	58.63	26.47	18.50
Net charge offs to average loans outstanding	0.03	0.57	0.13
Nonperforming loans to total loans	0.67	1.54	2.52
Nonperforming assets to total assets	0.57	1.21	1.86
Other Data:
Number of:
Mortgage loans outstanding	654	637	683
Deposit accounts	6,352	6,346	6,418
Offices	4	3	3

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 10

LOAN PORTFOLIO

The Bank’s loan portfolio has increased by $20.0 million from June 30, 2002 to June 30, 2004, and as a percent of assets, the loan portfolio has increased from 70.46% to 73.98%, respectively.

FIGURE 5 - NET LOANS RECEIVABLE CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 11

The loan mix is predominately 1-4 family mortgage based. Mobile home loans account for 11.8% of the portfolio.

FIGURE 6 - LOAN MIX AS OF JUNE 30, 2004 CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 12

The loan mix is predominately 1-4 family mortgage based. Mobile home loans account for 11.8% of the portfolio. The mix has shifted toward construction loans and away from mobile home loans.

FIGURE 7 - LOAN MIX

	At June 30,
	2004		2003
	Amount	Percent of Total	Amount	Percent of Total
Real estate:
One to four family	$54,821	73.50%	$45,331	73.51%
Multi family and commercial	4,256	5.71%	3,166	5.13%
Construction	5,789	7.76%	3,210	5.21%

Total real estate loans	64,866	86.97%	51,707	83.85%

Consumer loans:
Mobil home loans	8,772	11.76%	8,951	14.52%
Other consumer loans	946	1.27%	1,007	1.63%

Total consumer loans	9,718	13.03%	9,958	16.15%

Total gross loans	74,584	100.00%	61,665	100.00%

Less:
Loans in process	(1,848)		(783)
Deferred loan fees	(195)		(174)
Allowance for loan losses	(292)		(252)

Total loans, net	$72,249		$60,456

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 13

INVESTMENTS

The size of the securities portfolio remained relatively constant while the mix shifted toward investments and away from MBS.

FIGURE 8 - SECURITIES CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 14

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

The following table illustrates the Bank’s investment portfolio.

FIGURE 9 - INVESTMENT MIX

	At June 30,
	2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held-to-maturity:
Obligations of the U.S. Treasury and U.S. government agencies	$4,004	$3,940	$3,758	$3,808
Mortgage-backed securities	484	496	941	984

Total securities held-to-maturity	4,488	4,436	4,699	4,792

Securities available for sale:
Obligations of the U.S. Treasury and U.S. government agencies	2,022	1,994	1,011	1,039
Marketable equity securities	2,627	2,598	2,571	2,569
Mortgage-backed securities	908	928	1,805	1,876

Total securities available for sale	5,557	5,520	5,387	5,484

Total securities	$10,045	$9,956	$10,086	$10,276

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 15

ASSET QUALITY

The Bank’s level of nonperforming loans has decreased from $952 thousand at June 30, 2003 to $498 thousand at June 30, 2004. The nonperforming assets as a percentage of total assets also decreased.

FIGURE 10 - ASSET QUALITY CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 16

At June 30, 2004, the Bank’s nonperforming loans to total loan ratio was 0.67% and the non-performing assets to total assets ratio was 0.57%.

FIGURE 11 - NON-PERFORMING LOANS

	At June 30,
	2004	2003
	($ in thousands)
Non-accruing loans:
One-to four-family	$481	$902
Mobile home	17	45
Other consumer	—	5

Total	498	952
Accruing loans past due 90 days or more	—	—
Real estate owned	—	76
Other repossessed assets	61	—

Total non-performing assets	$559	$1,028
Total nonperforming loans to total loans	0.67%	1.54%
Total nonperforming loans to total assets	0.51%	1.12%
Total nonperforming assets to total assets	0.57%	1.21%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 17

The ALLL increased $40 thousand from June 30, 2003 to June 30, 2004. The Bank’s ALLL to loans ratio decreased from 0.41% at June 30, 2003 to 0.39% at June 30, 2004.

FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 18

FUNDING COMPOSITION

Deposits have increased from $60.5 million at June 30, 2003 to $72.2 million at June 30, 2004. The Bank has no outstanding borrowings.

FIGURE 13 - DEPOSIT AND BORROWING TREND CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 19

The following chart illustrates the Bank’s deposit mix as of June 30, 2004.

FIGURE 14 - DEPOSIT MIX

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 20

ASSET/LIABILITY MANAGEMENT

The following chart depicts the Bank’s net portfolio value ratio and sensitivity measure as calculated by the OTS at June 30, 2004 under all rate shocks.

FIGURE 15 - NET PORTFOLIO VALUE

	At June 30, 2004
	Net Portfolio Value
Changes in Rate	Ratio	Change
+300	8.86%	-502 bps.
+200	10.63%	-325 bps.
+100	12.25%	-163 bps.
0	13.89%
-100	14.93%	-105 bps.

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 21

NET WORTH AND CAPITAL

At June 30, 2004, the Bank had capital in excess of the minimum requirements for all capital ratios.

FIGURE 16 - CAPITAL ANALYSIS

	Actual at June 30, 2004
Regulatory Capital Position	Amount	Percentage of Assets
GAAP Capital	$7,914	8.1%

Tier 1 (Core) Capital
Capital Level	$7,937	8.1%
Requirement	3,910	4.0%

Excess	$4,027	4.1%
Total Risk-Based Capital:
Capital Level	$8,229	15.3%
Requirement	4,302	8.0%

Excess	$3,927	7.3%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 22

INCOME AND EXPENSE TRENDS

The Bank posted net income of $542 thousand for the year ended June 30, 2004, up $148 thousand from the year ended June 30, 2003. The increase is primarily attributable to lower provision for loan losses, higher net interest income and higher noninterest income.

FIGURE 17 - NET INCOME CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 23

The net interest spread and margin decreased between the year ended June 30, 2003 and the year ended June 30, 2004. The decrease is attributable to a lower yield on earning assets, which was partially offset by a lower cost of funds.

FIGURE 18 - AVERAGE YIELDS AND COSTS

	For the Twelve Months Ended June 30,
	2004			2003
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
			($ in thousands)
Interest-earning assets:
Loans receivable	$62,480	$4,200	6.72%	$56,259	$4,166	7.41%
Securities	10,456	391	3.74%	11,577	557	4.81%
Interest-bearing deposits	11,266	103	0.91%	6,832	83	1.21%

Total interest-earning assets	84,202	4,694	5.57%	74,668	4,806	6.44%
Noninterest-earning assets	5,638			4,423

Total assets	$89,840			$79,091
Interest-bearing liabilities:
Deposits:
Passbook accounts	$7,436	$105	1.41%	$7,072	$149	2.11%
Statement savings	14,775	275	1.86%	10,896	281	2.58%
Money market accounts	29,512	644	2.18%	23,811	664	2.79%
Now accounts	4,773	60	1.26%	4,103	72	1.75%
Certificates of deposit	20,903	789	3.77%	21,903	969	4.42%

Total deposits	77,399	1,873	2.42%	67,785	2,135	3.15%
FHLB advances	—	—	0.00%	—	—	0.00%

Total interest-bearing liabilities	77,399	1,873	2.42%	67,785	2,135	3.15%
Non-interest-bearing deposits	2,518			2,072
Other Non-interest-bearing liabilities	2,192			1,909

Total liabilities	82,109			71,766
Stockholders’ equity	7,731			7,325

Total liabilities and stockholders’ equity	$89,840			$79,091
Net interest income		$2,821			$2,671
Interest rate spread			3.15%			3.29%
Net interest margin			3.35%			3.58%
Ratio of average interest-earning assets to average interest-bearing liabilities	108.79%			110.15%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 24

The following chart illustrates that the Bank’s spread and margin increased between 2002 and 2003, but decreased in 2004.

FIGURE 19 - SPREAD AND MARGIN CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 25

The Bank posted net income of $542 for the year ended June 30, 2004, compared with $394 million for the year ended June 30, 2003. The increase is primarily attributable to lower provision for loan losses, higher net interest income and higher noninterest income.

FIGURE 20 - INCOME STATEMENT TRENDS

	For the Fiscal Year Ended June 30,
	2004	2003	2002
	($ in thousands)
Selected Operating Data:
Interest income	$4,694	$4,806	$4,632
Interest expense	1,873	2,135	2,310

Net interest income	2,821	2,671	2,322
Provision for loan losses	59	322	81

Net interest income after provision for loan losses	2,762	2,349	2,241
Noninterest income	348	255	208
Noninterest expense	2,286	1,976	1,813

Income before tax expense	824	628	636
Income tax expense	282	234	253

Net income	$542	$394	$383

Source: Offering Prospectus

Page: 26

ROAA and ROAE increased between the 2003 and 2004. The change in ROAE was larger that the change in ROAA, due to the decrease in the equity to assets ratio.

FIGURE 21 - PROFITABILITY TREND CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 27

LEGAL PROCEEDINGS

Periodically, there have been various claims and lawsuits against the Bank, such as claims to enforce liens and contracts, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to business. The Bank is not a party to any pending legal proceedings that management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

SUBSIDIARIES

The Bank has one subsidiary. Housing Recovery Corporation holds real estate acquired through foreclosure by the Bank.

Conversion Valuation Appraisal Report	Page: 28

2.	Market Area Analysis

The following tables provide deposit and demographic data for the Counties of Baltimore, Baltimore City and Anne Arundel and the State of Maryland.

FIGURE 22 – DEPOSIT AND DEMOGRAPHIC DATA FOR BALTIMORE COUNTY

Market: Baltimore, MD	Deposit Data as of 6/30/2003

Deposits Summary
(Deposit data in $ 000)
	6/1999	6/2000	6/2001	6/2002	6/2003	CAGR(%)
Bank Deposits	7,959,555	7,894,008	8,275,886	8,888,091	9,626,097	4.87
Thrift Deposits	2,338,944	2,315,809	2,491,402	2,703,056	2,590,151	2.58
Savings Bank Deposits	23,667	23,917	23,594	25,463	393,677	101.95
Credit Union Deposits	1,788,056	1,818,126	1,994,971	2,336,122	2,673,756	10.58
Total Deposits	10,322,166	10,233,734	10,790,882	11,616,610	12,609,925	5.13
Weighted Deposits	10,322,166	10,233,734	10,790,882	11,616,610	12,609,925	5.13

Weighted deposits are calculated based on the branch types selected in your filter and deposit weightings set under preferences.

Demographic Data
	Base 2000	Current 2004	Projected 2009	% Change 2000-2004	% Change 2004-2009
Total Population:	754,292	779,316	808,894	3.32	3.80
0-14 Age Group (%):	20	19	18	0.06	-0.28
15-34 Age Group (%):	26	26	26	3.68	2.71
35-54 Age Group (%):	31	30	30	2.31	1.95
55+ Age Group (%):	24	24	26	6.94	10.42
Total Households:	299,877	311,255	324,967	3.79	4.41
$0-24K Households (%):	20	19	16	-5.69	-8.36
$25-50K Households (%):	29	27	25	-3.46	-3.49
$50K+ Households (%):	51	55	59	11.60	12.59
Average Household Income:	65,060	72,133	80,617	10.87	11.76
Median Household Income:	50,954	55,493	61,230	8.91	10.34
Per Capita Income:	26,167	29,125	32,720	11.30	12.34
Source: Claritas

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 29

FIGURE 23 – DEPOSIT AND DEMOGRAPHIC DATA FOR BALTIMORE (CITY) COUNTY

Market: Baltimore (City), MD	Deposit Data as of 6/30/2003

Deposits Summary
(Deposit data in $ 000)
	6/1999	6/2000	6/2001	6/2002	6/2003	CAGR(%)
Bank Deposits	10,314,136	11,344,555	10,876,966	10,327,259	11,279,561	2.26
Thrift Deposits	995,701	924,428	898,016	975,934	1,003,299	0.19
Savings Bank Deposits	79,743	74,923	74,147	73,913	74,665	-1.63
Credit Union Deposits	753,442	767,933	823,808	950,654	1,066,524	9.08
Total Deposits	11,389,580	12,343,906	11,849,129	11,377,106	12,357,525	2.06
Weighted Deposits	11,389,580	12,343,906	11,849,129	11,377,106	12,357,525	2.06

Weighted deposits are calculated based on the branch types selected in your filter and deposit weightings set under preferences.

Demographic Data
	Base 2000	Current 2004	Projected 2009	% Change 2000-2004	% Change 2004-2009
Total Population:	651,154	627,379	597,620	-3.65	-4.74
0-14 Age Group (%):	21	21	20	-4.99	-8.74
15-34 Age Group (%):	29	29	29	-4.87	-5.22
35-54 Age Group (%):	28	29	28	-3.11	-6.49
55+ Age Group (%):	22	22	24	-1.43	1.86
Total Households:	257,996	250,731	241,348	-2.82	-3.74
$0-24K Households (%):	43	41	38	-7.30	-10.12
$25-50K Households (%):	29	29	28	-4.30	-5.26
$50K+ Households (%):	28	30	34	5.90	6.26
Average Household Income:	42,090	45,100	49,465	7.15	9.68
Median Household Income:	30,203	31,758	34,583	5.15	8.90
Per Capita Income:	16,978	18,336	20,333	8.00	10.89
Source: Claritas

Source: SNL Securities

FIGURE 24 – DEPOSIT AND DEMOGRAPHIC DATA FOR ANNE ARUNDEL COUNTY

Market: Anne Arundel, MD	Deposit Data as of 6/30/2003

Deposits Summary
(Deposit data in $ 000)
	6/1999	6/2000	6/2001	6/2002	6/2003	CAGR(%)
Bank Deposits	3,437,733	3,564,985	3,770,248	4,217,993	4,649,931	7.84
Thrift Deposits	630,732	670,167	732,025	863,094	1,052,019	13.64
Savings Bank Deposits	39,179	39,825	41,438	45,034	48,091	5.26
Credit Union Deposits	101,340	91,278	99,056	109,091	120,946	4.52
Total Deposits	4,107,644	4,274,977	4,543,711	5,126,121	5,750,041	8.77
Weighted Deposits	4,107,644	4,274,977	4,543,711	5,126,121	5,750,041	8.77

Weighted deposits are calculated based on the branch types selected in your filter and deposit weightings set under preferences.

Demographic Data
	Base 2000	Current 2004	Projected 2009	% Change 2000-2004	% Change 2004-2009
Total Population:	489,656	511,247	537,106	4.41	5.06
0-14 Age Group (%):	21	21	20	1.34	1.33
15-34 Age Group (%):	27	26	26	2.39	3.71
35-54 Age Group (%):	33	32	32	3.37	3.34
55+ Age Group (%):	19	21	22	12.38	13.16
Total Households:	178,670	188,297	200,127	5.39	6.28
$0-24K Households (%):	14	12	10	-7.41	-10.61
$25-50K Households (%):	24	21	18	-8.25	-9.52
$50K+ Households (%):	62	67	72	13.48	14.34
Average Household Income:	74,090	85,468	99,166	15.36	16.03
Median Household Income:	62,499	69,535	79,466	11.26	14.28
Per Capita Income:	27,578	32,001	37,455	16.04	17.04
Source: Claritas

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 30

FIGURE 25 – DEPOSIT AND DEMOGRAPHIC DATA FOR MARYLAND

Market: MD					Deposit Data as of 6/30/2003

Deposits Summary
(Deposit data in $ 000)
	6/1999	6/2000	6/2001	6/2002	6/2003	CAGR(%)
Bank Deposits	50,548,123	52,565,771	54,960,073	58,027,740	64,468,902	6.27
Thrift Deposits	9,833,335	11,440,582	11,966,176	12,575,777	12,818,204	6.85
Savings Bank Deposits	142,589	138,665	139,179	144,410	564,001	41.03
Credit Union Deposits	7,420,458	7,538,702	8,281,514	9,607,139	10,856,477	9.98
Total Deposits	60,524,047	64,145,018	67,065,428	70,747,927	77,851,107	6.50

Demographic Data
	Base 2000	Current 2004	Projected 2009	% Change 2000-2004	% Change 2004-2009
Total Population:	5,296,486	5,554,946	5,866,938	4.88	5.62
0-14 Age Group (%):	21	21	20	1.55	1.84
15-34 Age Group (%):	27	27	26	3.85	4.27
35-54 Age Group (%):	32	31	31	4.39	3.99
55+ Age Group (%):	20	21	23	10.55	13.38
Total Households:	1,980,859	2,084,230	2,210,222	5.22	6.05
$0-24K Households (%):	21	19	16	-5.24	-7.92
$25-50K Households (%):	26	24	21	-4.25	-4.58
$50K+ Households (%):	53	58	62	13.83	14.94
Average Household Income:	67,454	76,394	87,424	13.25	14.44
Median Household Income:	53,754	59,423	66,705	10.55	12.25
Per Capita Income:	25,614	29,045	33,319	13.40	14.72
Source: Claritas

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 31

3.	Comparisons with Publicly Traded Thrifts

INTRODUCTION

This section presents an analysis of the Bank’s operations against a selected group (“Comparable Group”) of publicly traded Mutual Holding Companies (“MHCs”). The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the valuation of the Bank.

Factors that influence the Bank’s value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group’s current market pricing, coupled with the appropriate adjustments for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank’s to-be-issued common stock.

SELECTION CRITERIA

The goal of the selection criteria process is to find those institutions with characteristics that most closely match those of the Bank. In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. However, none of the Comparables selected will be exact clones of the Bank.

Based upon our experience, FinPro has determined that MHCs trade at materially different levels relative to fully converted thrifts due to the unique ownership structure. The primary differences between MHCs and fully converted institutions are that MHCs contain a minority interest and have the potential for a second step. In addition, MHCs have the potential for a remutualization transaction, although this potential has been significantly reduced by the OTS parameters for reviewing a remutualization transaction. Finally, OTS regulated institutions have the ability to waive dividends to the MHC. Due to these differences, MHC trading multiples are substantially different than fully converted trading multiples. FinPro concluded that the appropriate Comparable Group should be comprised of liquidly traded MHCs.

Conversion Valuation Appraisal Report	Page: 32

As of the date of this appraisal, there are a total of 19 MHCs traded on the NYSE, NASDAQ or AMEX. FinPro limited the Comparable Group to institutions whose common stock is listed on a major exchange, since these companies trade regularly. FinPro believes that thrifts that trade over-the-counter or as pink sheets are inappropriate for the Comparable Group, due to irregular trading activity and wide bid/ask spreads, which may skew the trading value and make trading multiples less reliable as an indicator of value. These institutions are examined on a secondary basis.

In examining the Bank relative to other publicly traded MHCs, one of the largest differences is the difference in size. FinPro began the screening process by eliminating all MHCs with assets greater than $1.0 billion. This eliminated five MHCs, Hudson City Bancorp ($18.7 B), People’s Bank ($10.7 B), Capital Federal Financial ($8.4 B), Northwest Bancorp ($5.8 B) and Charter Financial ($1.1 B).

FinPro ordinarily excludes institutions that have recently converted, as the earnings of newly converted institutions do not reflect a full years benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward respectively. FinPro eliminated MHCs that converted after June 30, 2003. This eliminated four MHCs, Cheviot Financial, Clifton Savings Bancorp, First Federal Financial and K-Fed. This results in a total of 10 Comparables, 8 of which are located in the Northeast Region with the Bank.

Conversion Valuation Appraisal Report	Page: 33

FIGURE 26 - COMPARABLE GROUP

		Corporate
Ticker	Short Name	Exchange	City	State	Number of Offices	IPO Date
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank (MHC)	NASDAQ	Broomall	PA	8	03/03/1995
BCSB	BCSB Bankcorp, Inc. (MHC)	NASDAQ	Baltimore	MD	16	07/08/1998
GCBC	Greene County Bancorp Inc. (MHC)	NASDAQ	Catskill	NY	6	12/30/1998
GOV	Gouverneur Bancorp Inc. (MHC)	AMEX	Gouverneur	NY	2	03/23/1999
JXSB	Jacksonville Bancorp, Inc. (MHC)	NASDAQ	Jacksonville	IL	8	04/21/1995
ONFC	Oneida Financial Corp. (MHC)	NASDAQ	Oneida	NY	9	12/30/1998
PBHC	Pathfinder Bancorp, Inc. (MHC)	NASDAQ	Oswego	NY	6	11/16/1995
ROME	Rome Bancorp, Inc. (MHC)	NASDAQ	Rome	NY	4	10/06/1999
WCFB	Webster City Federal Bancorp (MHC)	NASDAQ	Webster City	IA	1	08/15/1994
WFD	Westfield Financial Inc. (MHC)	AMEX	Westfield	MA	10	12/28/2001
	Average
	Median
	Maximum
	Minimum
	BV Financial, Inc.		Baltimore	MD	4

BASIS FOR COMPARISON

MHCs have different percentages of minority ownership. In order to adjust for this factor, all of the Comparables’ pricing multiples are represented as if the MHC undertook a second step, based upon standardized assumptions. These multiples will be referred to as “fully converted” pricing multiples.

Conversion Valuation Appraisal Report	Page: 34

OVERVIEW OF THE COMPARABLES

The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

1.	Asset size

2.	Profitability

3.	Capital Level

4.	Balance Sheet Mix

5.	Operating Strategy

6.	Date of conversion

1. Asset Size The Comparable Group should have a similar asset size to the Bank. Due to the size of the Bank and the trading liquidity requirement for the Comparable Group it is not possible to find Comparables of the same size. The Comparable Group ranged in size from $98.0 million to $789.5 million in total assets with a median of $292.3 million. The Bank’s asset size was $97.7 million as of June 30, 2004. On a pro forma basis, the Bank’s assets are projected to be $103.9 million.

2. Profitability The Comparable Group had a median ROAA of 0.67% and a median ROAE of 4.87% for the last twelve months. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of 0.10% to a high of 1.08%, while the ROAE measure ranged from a low of 1.51% to a high of 9.98%. The Bank had an ROAA of 0.59% and an ROAE of 7.01% for the year ending June 30, 2004. On a pro forma basis, the Bank’s ROAA and ROAE are 0.57% and 4.22%, respectively.

3. Capital Level The Comparable Group had a median equity to assets ratio of 10.91% with a high of 21.55% and a low of 5.38%. At June 30, 2004, the Bank had an equity to assets ratio of 8.10%. On a pro forma basis, at the midpoint, the Bank would have an equity to assets ratio of 13.60%.

4. Balance Sheet Mix At June 30, 2004, the Bank had a net loan to asset ratio of 73.98%. The median loan to asset ratio for the Comparables was 53.65%, ranging from a low of 45.70% to a high of 83.44%. On the liability side, the Bank’s deposit to asset ratio was 89.10% at June 30, 2004 while the Comparable median was 77.79%, ranging from 61.74% to 88.69%. The Bank does not have any borrowings while the Comparable median borrowings to assets ratio was 11.55% with a range of 2.36% to 18.36%.

Conversion Valuation Appraisal Report	Page: 35

5. Operating Strategy An institution’s operating characteristics are important because they determine future performance. Operational strategy also affects expected rates of return and investor’s general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

6. Date of Conversion Recent conversions, those completed on or after June 30, 2004, were excluded since the earnings of a newly converted institution do not reflect a full year’s benefits of reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Conversion Valuation Appraisal Report	Page: 36

The following table represents key financial indicators for the Bank and the Comparable Group.

FIGURE 27 - KEY FINANCIAL INDICATORS

	The Bank at or for the Year Ended 6/30/04	Comparable Group Median Last Twelve Months
Balance Sheet Data
Gross Loans to Deposits	85.72	70.09
Total Net Loans to Assets	73.98	53.65
Securities to Assets	10.25	35.52
Deposits to Assets	89.10	77.79
Borrowed Funds to Assets	—	11.55
Balance Sheet Growth
Asset Growth Rate	15.03	2.28
Loan Growth Rate	19.51	4.55
Deposit Growth Rate	15.09	2.01
Capital
Equity to Assets	8.10	10.91
Tangible Equity to Tangible Assets	8.09	9.82
Intangible Assets to Equity	0.19	0.24
Regulatory Core Capital to Assets	8.12	11.26
Equity + Reserves to Assets	8.40	11.39
Asset Quality
Non-Performing Loans to Loans	0.67	0.72
Reserves to Non-Performing Loans	58.63	173.92
Non-Performing Assets to Assets	0.57	0.68
Non-Performing Assets to Equity	7.06	4.20
Reserves to Loans	0.39	0.97
Reserves to Non-Performing Assets + 90 Days Del.	52.24	108.10
Profitability
Return on Average Assets	0.59	0.67
Return on Average Equity	7.01	4.87
Income Statement
Yield on Average Earning Assets	5.57	4.91
Cost of Average Interest Bearing Liabilities	2.42	1.98
Net Interest Spread	3.15	3.06
Net Interest Margin	3.35	3.42
Noninterest Income to Average Assets	0.39	0.46
Noninterest Expense to Average Assets	2.54	2.87
Efficiency Ratio	72.13	75.82
Overhead Ratio	68.70	68.90

Source: The Bank’s Offering Circular, FinPro calculations and SNL Securities

Note: All of the Bank data is at or for year ended June 30, 2004.

Note: All of the Comparable data is as of or for the last twelve months.

Conversion Valuation Appraisal Report	Page: 37

4.	Market Value Determination

MARKET VALUE ADJUSTMENTS

The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments are made from potential investors’ viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. Potential investors include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based. The major criteria utilized for purposes of this report include:

Adjustments Relative to the Comparable Group:

•	Financial Condition

•	Balance Sheet Growth

•	Earnings Quality, Predictability and Growth

•	Market Area

•	Cash Dividends

•	Liquidity of the Issue

•	Recent Regulatory Matters

Adjustments for Other Factors:

•	Management

•	Subscription Interest

To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. Adjustments, up or down, to the Comparable Group median multiple values are made based on the comparison of the Bank to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 38

FINANCIAL CONDITION

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following figures summarize the key financial elements of the Bank measured against the Comparable Group.

FIGURE 28 - KEY BALANCE SHEET DATA

		Key Financial Data for the Most Recent Period End
Ticker	Short Name	Total Assets ($000)	Loans/ Deposits (%)	Loans/ Assets (%)	Securities Assets (%)	Deposits/ Assets(%)	Borrowings/ Assets (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank	382,759	73.71	54.52	33.58	73.98	16.06
BCSB	BCSB Bankcorp, Inc. (MHC)	749,957	63.39	49.19	44.51	77.60	16.27
GCBC	Greene County Bancorp Inc. (MHC)	284,579	61.62	52.77	37.45	85.64	3.51
GOV	Gouverneur Bancorp Inc. (MHC)	98,026	124.15	76.65	15.07	61.74	18.36
JXSB	Jacksonville Bancorp, Inc. (MHC)	265,795	55.07	48.84	43.30	88.69	2.36
ONFC	Oneida Financial Corp. (MHC)	430,766	66.47	47.66	39.45	71.71	16.24
PBHC	Pathfinder Bancorp, Inc. (MHC)	299,932	79.63	62.08	25.72	77.97	13.84
ROME	Rome Bancorp, Inc. (MHC)	265,315	106.65	83.44	9.05	78.24	6.88
WCFB	Webster City Federal Bancorp (MHC)	104,796	97.76	66.21	16.56	67.73	9.26
WFD	Westfield Financial Inc. (MHC)	789,509	58.17	45.70	43.45	78.57	5.92
	Average	367,143	78.66	58.71	30.81	76.19	10.87
	Median	292,256	70.09	53.65	35.52	77.79	11.55
	Maximum	789,509	124.15	83.44	44.51	88.69	18.36
	Minimum	98,026	55.07	45.70	9.05	61.74	2.36
	BV Financial, Inc.	97,655	85.72	73.98	10.25	89.10	—
	Variance to the Comparable Median	(194,601)	15.63	20.34	(25.27)	11.32	(11.55)

Sources: SNL and Offering Circular Data, FinPro Computations

Asset Size - The Bank at $97.7 million, is significantly small than the Comparable Group median of $292.3 million. The adjustment for the difference in size will be addressed in the liquidity section.

Asset Composition - The Bank’s net loan to asset ratio of 73.98% is above the Comparable Group median of 53.65%.

Funding Mix - The Bank is primarily funded through deposits, 89.10% of assets. The Bank does not have any borrowings. The Comparable Group has a deposits to assets ratio of 77.79% and a borrowings to asset ratio of 11.55%.

Conversion Valuation Appraisal Report	Page: 39

Cash Liquidity - The cash liquidity of the Bank and the Comparable Group appear to be sufficient to meet funding requirements and regulatory guidelines.

Interest Rate Risk - The Bank’s interest rate risk position is illustrated on page 20. The Bank’s profile appears to be within acceptable regulatory parameters. No similar data is available for the Comparable Group.

FIGURE 29 - CAPITAL DATA

		Capital for the Most Recent Period End
Ticker	Short Name	Equity/ Assets (%)	Tangible Equity/ Tang Assets (%)	Intangible Assets/ Equity (%)	Core Capital/ Tangible Assets (%)	Equity + Reserves/ Assets (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank (M	9.15	9.15	—	9.32	9.82
BCSB	BCSB Bankcorp, Inc. (MHC)	5.38	5.04	6.63	7.21	5.70
GCBC	Greene County Bancorp Inc. (MHC)	10.48	10.48	—	NA	10.92
GOV	Gouverneur Bancorp Inc. (MHC)	18.21	18.21	—	17.70	18.94
JXSB	Jacksonville Bancorp, Inc. (MHC)	7.24	6.17	15.83	6.64	8.03
ONFC	Oneida Financial Corp. (MHC)	11.33	8.50	27.30	7.96	11.86
PBHC	Pathfinder Bancorp, Inc. (MHC)	7.03	5.59	21.72	NA	7.64
ROME	Rome Bancorp, Inc. (MHC)	13.40	13.40	—	13.20	14.08
WCFB	Webster City Federal Bancorp (MHC)	21.55	21.46	0.48	19.48	21.88
WFD	Westfield Financial Inc. (MHC)	14.77	14.77	—	14.59	15.38
	Average	11.85	11.28	7.20	12.01	12.43
	Median	10.91	9.82	0.24	11.26	11.39
	Maximum	21.55	21.46	27.30	19.48	21.88
	Minimum	5.38	5.04	—	6.64	5.70
	BV Financial, Inc.	8.10	8.09	0.19	8.12	8.40
	Variance to the Comparable Median	(2.80)	(1.73)	(0.05)	(3.14)	(2.99)

Sources: SNL and Offering Circular Data, FinPro Computations

Capitalization - The Comparable Group’s median equity to assets ratio of 10.91% is above than the Bank’s ratio of 8.10%. The Bank’s pro forma equity to assets ratio is projected to be 13.60% at the midpoint of the valuation range.

Intangible Levels - An important factor influencing market values is the level of intangibles that an institution carries on its books. Four of the Comparables have a material level of intangible assets. The Bank has a small amount of goodwill.

Conversion Valuation Appraisal Report	Page: 40

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned (“REO”) and levels of Allowance for Loan and Lease Losses (“ALLL”) in assessing the attractiveness of investing in the common stock of an institution.

FIGURE 30 - ASSET QUALITY TABLE

		Asset Quality for the Most Recent Period End
Ticker	Short Name	NPLs/ Loans (%)	Reserves/ NPLs (%)	NPAs/ Assets (%)	NPAs/ Equity (%)	Reserves/ Loans (%)	Reserves/ NPAs + 90 (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank	0.54	227.36	1.28	13.95	1.22	47.09
BCSB	BCSB Bankcorp, Inc. (MHC)	0.30	216.50	0.17	3.08	0.65	191.96
GCBC	Greene County Bancorp Inc. (MHC)	NA	NA	NA	NA	0.83	NA
GOV	Gouverneur Bancorp Inc. (MHC)	0.92	103.04	0.86	4.73	0.95	84.36
JXSB	Jacksonville Bancorp, Inc. (MHC)	1.73	92.90	1.01	13.99	1.60	74.67
ONFC	Oneida Financial Corp. (MHC)	0.30	360.60	0.17	1.47	1.09	316.97
PBHC	Pathfinder Bancorp, Inc. (MHC)	1.61	60.88	1.11	15.75	0.98	55.29
ROME	Rome Bancorp, Inc. (MHC)	0.47	173.92	0.49	3.66	0.82	131.83
WCFB	Webster City Federal Bancorp (MHC)	0.75	68.34	NA	NA	0.51	NA
WFD	Westfield Financial Inc. (MHC)	0.72	185.86	0.33	2.21	1.33	185.86
	Average	0.82	165.49	0.68	7.36	1.00	136.00
	Median	0.72	173.92	0.68	4.20	0.97	108.10
	Maximum	1.73	360.60	1.28	15.75	1.60	316.97
	Minimum	0.30	60.88	0.17	1.47	0.51	47.09
	BV Financial, Inc.	0.67	58.63	0.57	7.06	0.39	52.24
	Variance to the Comparable Median	(0.05)	(115.29)	(0.10)	2.87	(0.58)	(55.86)

Sources: SNL and Offering Circular Data, FinPro Computations

The Bank’s level of non-performing loans (“NPL”) to total loans, at 0.67% is below the Comparable Group median at 0.72%. The Bank had a non-performing assets to assets ratio of 0.57%, is below with the Comparable median of 0.68%. The Bank’s reserve level, 0.39% of total loans, is substantially below the Comparable median of 0.97% of loans. The Bank’s level of reserves to NPLs is substantially below that of the Comparable Group, due to the Bank’s lower level of reserves.

Conversion Valuation Appraisal Report	Page: 41

Positive	Neutral	Negative

Higher Deposits to Assets		Lower Assets

Higher Loans to Assets		Lower ALLL to Loans

Lower Borrowings to Assets		Lower ALLL to NPLs

Lower NPLs and NPAs

Higher Pro Forma Capital

The Bank’s asset and funding mixes are stronger than the Comparables as represented by higher loan to asset and deposit to asset ratios. The income impact of the asset mix will be addressed in the profitability section. The Bank’s capital levels are below the Comparable Group, but will be higher after the offering. The Bank has a lower level of NPLs and NPAs relative to the Comparable Group. However, the Bank’s level of ALLL is substantially below the Comparable Group. Taken collectively, moderate upward adjustment is warranted for financial condition.

Conversion Valuation Appraisal Report	Page: 42

BALANCE SHEET GROWTH

The Bank has been able to grow assets, loans and deposits at a faster rate than the Comparable Group.

FIGURE 31 - BALANCE SHEET GROWTH DATA

		Balance Sheet Growth for the Last Twelve Months
Ticker	Short Name	Asset Growth Rate (%)	Loan Growth Rate (%)	Deposit Growth Rate (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank	(0.47)	7.91	(0.62)
BCSB	BCSB Bankcorp, Inc. (MHC)	17.23	(1.74)	6.31
GCBC	Greene County Bancorp Inc. (MHC)	10.75	12.60	11.77
GOV	Gouverneur Bancorp Inc. (MHC)	10.36	24.72	6.31
JXSB	Jacksonville Bancorp, Inc. (MHC)	1.78	(1.84)	0.67
ONFC	Oneida Financial Corp. (MHC)	0.35	5.07	2.13
PBHC	Pathfinder Bancorp, Inc. (MHC)	5.94	4.03	14.34
ROME	Rome Bancorp, Inc. (MHC)	2.78	12.24	1.89
WCFB	Webster City Federal Bancorp (MHC)	(1.36)	0.46	(2.33)
WFD	Westfield Financial Inc. (MHC)	(2.52)	(2.85)	(5.43)
	Average	4.48	6.06	3.50
	Median	2.28	4.55	2.01
	Maximum	17.23	24.72	14.34
	Minimum	(2.52)	(2.85)	(5.43)
	BV Financial, Inc.	15.03	19.51	15.09
	Variance to the Comparable Median	12.75	14.96	13.08

Sources: SNL and Offering Circular Data, FinPro Computations

Positive	Neutral	Negative

Higher Loan Growth

Higher Asset Growth

Higher Deposit Growth

Therefore, an upward adjustment is warranted.

Conversion Valuation Appraisal Report	Page: 43

EARNINGS QUALITY, PREDICTABILITY AND GROWTH

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

•	net interest income

•	loan loss provision

•	non-interest income

•	non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Investors are focusing on earnings sustainability as interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report	Page: 44

The Bank posted net income of $542 thousand for the year ended June 30, 2004, up $148 thousand from the year ended June 30, 2003. The increase is primarily attributable to lower provision for loan losses, higher net interest income and higher noninterest income.

FIGURE 32 - NET INCOME TREND

Sources: Offering Circular

Conversion Valuation Appraisal Report	Page: 45

The Bank’s ROAA is below the Comparable Group median, but the Bank’s ROAE is above the Comparable Group median, due to lower capital levels. The Bank’s higher capitalization following the offering is expected to reduce return on equity for the near term. On a pro forma basis, the Bank’s ROAA and ROAE are 0.57% and 4.33%, respectively.

FIGURE 33 - PROFITABILITY DATA

		Profitability for the Last Twelve Months
Ticker	Short Name	Return on Avg Assets (%)	Return on Avg Equity (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank	0.64	6.82
BCSB	BCSB Bankcorp, Inc. (MHC)	0.10	1.51
GCBC	Greene County Bancorp Inc. (MHC)	1.08	9.98
GOV	Gouverneur Bancorp Inc. (MHC)	0.89	4.68
JXSB	Jacksonville Bancorp, Inc. (MHC)	0.26	3.48
ONFC	Oneida Financial Corp. (MHC)	0.70	5.95
PBHC	Pathfinder Bancorp, Inc. (MHC)	0.52	6.95
ROME	Rome Bancorp, Inc. (MHC)	0.57	4.09
WCFB	Webster City Federal Bancorp (MHC)	1.08	5.05
WFD	Westfield Financial Inc. (MHC)	0.71	4.64
	Average	0.66	5.32
	Median	0.67	4.87
	Maximum	1.08	9.98
	Minimum	0.10	1.51
	BV Financial, Inc.	0.59	7.01
	Variance to the Comparable Median	(0.08)	2.15

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 46

FIGURE 34 - INCOME STATEMENT DATA

		Income Statement for the Last Twelve Months
Ticker	Short Name	Yield on Ave Earn Assets (%)	Cost of Funds (%)	Net Interest Spread (%)	Net Interest Margin (%)	Noninterest Income/ Avg Assets (%)	Noninterest Expense/ Avg Assets (%)	Efficiency Ratio (%)	Overhead Ratio (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank (M	NA	NA	NA	3.30	0.37	2.73	78.12	75.54
BCSB	BCSB Bankcorp, Inc. (MHC)	NA	NA	NA	2.45	0.22	2.30	92.48	91.76
GCBC	Greene County Bancorp Inc. (MHC)	NA	NA	NA	3.93	1.00	3.13	66.54	57.55
GOV	Gouverneur Bancorp Inc. (MHC)	NA	NA	NA	4.19	0.38	2.80	64.72	61.25
JXSB	Jacksonville Bancorp, Inc. (MHC)	NA	NA	NA	3.00	0.85	2.93	79.57	73.33
ONFC	Oneida Financial Corp. (MHC)	5.33	2.27	3.06	3.37	2.44	4.47	82.21	67.61
PBHC	Pathfinder Bancorp, Inc. (MHC)	NA	NA	NA	3.47	0.72	3.16	79.63	75.02
ROME	Rome Bancorp, Inc. (MHC)	NA	1.68	NA	4.57	0.53	3.47	73.51	70.18
WCFB	Webster City Federal Bancorp (MHC)	NA	NA	NA	3.56	0.34	2.06	54.67	50.21
WFD	Westfield Financial Inc. (MHC)	4.49	NA	NA	2.93	0.36	2.16	69.73	65.81
	Average	4.91	1.98	3.06	3.48	0.72	2.92	74.12	68.83
	Median	4.91	1.98	3.06	3.42	0.46	2.87	75.82	68.90
	Maximum	5.33	2.27	3.06	4.57	2.44	4.47	92.48	91.76
	Minimum	4.49	1.68	3.06	2.45	0.22	2.06	54.67	50.21
	BV Financial, Inc.	5.57	2.42	3.15	3.35	0.39	2.54	72.13	68.70
	Variance to the Comparable Median	0.66	0.45	0.09	(0.07)	(0.07)	(0.33)	(3.69)	(0.20)

Sources: SNL and Offering Circular Data, FinPro Computations

Note: The data for yield, cost of funds and spread are not meaningful due to the lack of Comparable Data.

The Bank has a 7 basis point disadvantage in net margin and a 7 basis point disadvantage in noninterest income. However, the Bank has made up for these differences through operating expense control.

As a result of solid cost control, the Bank’s efficiency ratio of 72.13% is lower than the Comparable median of 75.82%. The Bank’s overhead ratio of 68.70% is in-line with the Comparable Group median of 68.90%.

On a forward looking basis, after the conversion the Bank’s operating expenses are expected to rise as a result of the stock benefit plans and additional costs of being a public company. At the same time, the Bank will have additional capital to deploy and leverage.

Conversion Valuation Appraisal Report	Page: 47

Positive	Neutral	Negative

Higher ROAE		Lower ROAA

Lower Noninterest Expense		Lower Net Margin

Lower Efficiency Ratio	Overhead Ratio	Lower Noninterest Income

Lower Pro Forma ROAE

The Bank is less profitable than the Comparables on an ROAA basis, but more profitable on an ROAE basis, due to lower capital levels. The Bank makes up for the weaknesses in net interest margin and noninterest income through expense control. Taken collectively, a slight downward adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 48

MARKET AREA

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations.

Specifics on the Bank’s markets were delineated in Section 2 - Market Area Analysis. The following figure compares the demographic and competitive data for the counties serviced by the Bank, to the county data of the Comparable Group members.

FIGURE 35 – MARKET AREA DATA

Institution Name	County	State	Branches June 2003 (actual)	Pop. /Branch 2003 (actual)	Pop. Growth 2000-2002 (%)	Pop. Growth 2002-2007 (%)	Pop. Density 2002 (per sq. mile)	Unemp. Rate June 2003 (%)	Per Capita Income 2002 ($)
Westfield Financial Inc. (MHC)	Hampden	MA	159	2,864	-0.18	-0.34	736	6.50	$21,350

Deposit Weighted Market Data				2,864	-0.18	-0.34	736	6.50	$21,350
Webster City Fed Bncp (MHC)	Hamilton	IA	10	1,641	-0.19	-0.10	28	3.60	$19,215

Deposit Weighted Market Data				182	-0.02	-0.01	3	0.40	$2,135
Rome Bancorp Inc. (MHC)	Oneida	NY	81	2,857	-1.72	-4.14	191	4.90	$19,541

Deposit Weighted Market Data				2,857	-1.72	-4.14	191	4.90	$19,541
Pathfinder Bancorp Inc. (MHC)	Oswego	NY	38	3,197	-0.74	-1.35	127	8.70	$17,414

Deposit Weighted Market Data				3,197	-0.74	-1.35	127	8.70	$17,414
Oneida Financial Corp. (MHC)	Madison	NY	21	3,300	-0.20	-0.29	106	5.70	$19,677
Oneida Financial Corp. (MHC)	Oneida	NY	81	2,857	-1.72	-4.14	191	4.90	$19,541
Oneida Financial Corp. (MHC)	Onondaga	NY	158	2,868	-1.14	-2.46	581	5.50	$24,828

Deposit Weighted Market Data				3,267	-0.31	-0.56	117	5.65	$19,733
Jacksonville Bancorp (MHC)	Macoupin	IL	31	1,586	0.30	0.86	57	6.00	$19,396
Jacksonville Bancorp (MHC)	Montgomery	IL	24	1,272	-0.42	-1.10	43	7.60	$16,719
Jacksonville Bancorp (MHC)	Morgan	IL	22	1,659	-0.30	-0.63	64	6.00	$20,518

Deposit Weighted Market Data				1,618	-0.25	-0.54	61	6.14	$20,077
Greene County Bncp Inc. (MHC)	Albany	NY	128	2,284	-0.74	-1.46	559	3.60	$27,888
Greene County Bncp Inc. (MHC)	Greene	NY	24	2,033	1.23	2.88	75	4.90	$19,139

Deposit Weighted Market Data				2,044	1.14	2.68	97	4.84	$19,540
Greater DE Valley Hldgs MHC	Delaware	PA	189	2,898	-0.55	-1.11	2,974	5.50	$29,631

Deposit Weighted Market Data				2,898	-0.55	-1.11	2,974	5.50	$29,631
Gouverneur Bancorp (MHC)	Jefferson	NY	44	2,514	-1.01	-2.02	87	7.00	$16,685
Gouverneur Bancorp (MHC)	Saint Lawrence	NY	46	2,420	-0.55	-1.16	41	8.00	$16,988

Deposit Weighted Market Data				2,427	-0.59	-1.22	45	7.92	$16,964
BCSB Bankcorp Inc. (MHC)	Baltimore	MD	292	2,641	2.22	5.09	1,288	4.50	$30,279
BCSB Bankcorp Inc. (MHC)	Baltimore(City)	MD	156	4,097	-1.85	-4.81	7,909	8.70	$20,142
BCSB Bankcorp Inc. (MHC)	Harford	MD	83	2,723	3.38	8.23	513	4.00	$26,014
BCSB Bankcorp Inc. (MHC)	Howard	MD	69	3,774	5.08	11.92	1,033	2.70	$34,829

Deposit Weighted Market Data				2,732	2.48	5.77	1,256	4.40	$29,624
Comparable Median				2,795	-0.28	-0.55	122	5.57	19,637
Bay-Vanguard FSB	Baltimore	MD	292	2,641	2.22	5.09	1,288	4.50	$30,279
Bay-Vanguard FSB	Baltimore(City)	MD	156	4,097	-1.85	-4.81	7,909	8.70	$20,142

Deposit Weighted Market Data				3,225	0.59	1.12	3,944	6.19	$26,212

Sources: SNL Securities, Claritas and US Bureau of Labor Statistics

Conversion Valuation Appraisal Report	Page: 49

Positive	Neutral	Negative
Higher Population Growth		Higher Unemployment

Higher Density

Higher Income

The Bank’s market area has grown and is projected to continue to grow, while the Comparable Group’s markets have declined. The Bank’s markets have substantially higher population density. Unemployment levels are higher. Median income levels are higher in the Bank’s markets. Based upon these factors, an upward adjustment is warranted for market area.

Conversion Valuation Appraisal Report	Page: 50

CASH DIVIDENDS

The last few years have seen yet another shift away from dividend policies concurrent with conversion. Recent issues have been fully or oversubscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Pressures on ROAE and on internal rate of returns to investors prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in managing equity. Recent tax code changes have made cash dividends more attractive to investors.

FIGURE 36 - DIVIDEND DATA

		Dividends
Ticker	Short Name	Current Dividend Yield ($)	LTM Dividend Payout Ratio (%)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank	1.18	50.70
BCSB	BCSB Bankcorp, Inc. (MHC)	3.20	416.67
GCBC	Greene County Bancorp Inc. (MHC)	2.66	58.16
GOV	Gouverneur Bancorp Inc. (MHC)	1.95	70.27
JXSB	Jacksonville Bancorp, Inc. (MHC)	1.89	88.24
ONFC	Oneida Financial Corp. (MHC)	3.18	96.59
PBHC	Pathfinder Bancorp, Inc. (MHC)	2.49	65.57
ROME	Rome Bancorp, Inc. (MHC)	2.09	120.70
WCFB	Webster City Federal Bancorp (MHC)	5.04	226.67
WFD	Westfield Financial Inc. (MHC)	1.78	44.64

	Average	2.55	123.82
	Median	2.29	79.26
	Maximum	5.04	416.67
	Minimum	1.18	44.64
	BV Financial, Inc.	—	—
	Variance to the Comparable Median	(2.29)	(79.26)

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 51

All Comparable institutions had declared cash dividends. The median dividend payout ratio for the Comparable Group was 79.26%, ranging from a high of 416.67% to a low of 44.64%. The Bank, on a pro forma basis (at the mid point of the value range) will have an equity to assets ratio of 13.60%. The Bank will have adequate capital and profits to pay cash dividends. As such, no adjustment is necessary for this factor.

Conversion Valuation Appraisal Report	Page: 52

LIQUIDITY OF THE ISSUE

The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ or AMEX. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

FIGURE 37 - MARKET CAPITALIZATION DATA

		Market Data
Ticker	Short Name	Market Value ($)	Price Per Share ($)	Price High ($)	Price Low ($)	Publicly Reported Book Value ($)	Tangible Publicly Rep Book Value ($)
	Comparable Thrift Data
ALLB	Greater Delaware Valley Savings Bank	105.10	30.53	31.00	26.45	10.18	10.18
BCSB	BCSB Bankcorp, Inc. (MHC)	92.30	15.64	16.50	13.15	6.84	6.38
GCBC	Greene County Bancorp Inc. (MHC)	64.90	31.60	32.90	28.81	14.76	14.76
GOV	Gouverneur Bancorp Inc. (MHC)	30.40	13.30	13.30	11.50	7.84	7.84
JXSB	Jacksonville Bancorp, Inc. (MHC)	31.00	15.90	15.90	13.20	9.86	8.30
ONFC	Oneida Financial Corp. (MHC)	89.50	11.95	12.45	9.40	6.52	4.74
PBHC	Pathfinder Bancorp, Inc. (MHC)	39.40	16.08	16.63	14.77	8.61	6.74
ROME	Rome Bancorp, Inc. (MHC)	121.50	28.70	31.60	27.75	8.40	8.40
WCFB	Webster City Federal Bancorp (MHC)	50.90	13.49	15.50	12.06	5.99	5.96
WFD	Westfield Financial Inc. (MHC)	226.30	22.50	22.70	16.81	12.20	12.20
	Average	85.13	19.97	20.85	17.39	9.12	8.55
	Median	77.20	15.99	16.57	13.99	8.51	8.07
	Maximum	226.30	31.60	32.90	28.81	14.76	14.76
	Minimum	30.40	11.95	12.45	9.40	5.99	4.74

	BV Financial, Inc.	17.50	NA	NA	NA	NA	NA

	Variance to the Comparable Median	(59.70)	NA	NA	NA	NA	NA

Sources: SNL and Offering Circular Data, FinPro Computations

The market capitalization values of the Comparable Group range from a low of $30.4 million to a high of $226.3 million with a median market capitalization of $77.2 million. The Bank expects to have $17.5 million of market capital at the midpoint on a pro forma basis. It is expected that the Bank will trade on the OTC Electric Bulletin Board. The bid/ask spread on nonliquid stocks can be extremely wide.

A downward adjustment for this factor appears warranted, due to the lower level of market capitalization and expected liquidity, relative to the Comparables.

Conversion Valuation Appraisal Report	Page: 53

RECENT REGULATORY MATTERS

Regulatory matters influence the market for thrift conversions. Recently, the OTS has issued revised rules on conversions. The major emphasis of the revised rules is to make MHCs more attractive.

The OTS allows for dividend waivers without any dilution to the minority shareholders. The OTS relaxed its repurchase restrictions after the first year, and now allows for additional benefits to insiders when the minority issuance is less than 49.00%. Offsetting these factors is the OTS prohibition of mergers within three years of conversion.

Taken collectively, no adjustment for this factor is warranted as both the Bank and the Comparables will operate in the same ownership structure and will be supervised in the same regulatory environment.

Conversion Valuation Appraisal Report	Page: 54

5.	Other Factors

MANAGEMENT

The Bank has developed a good management team with considerable banking experience. The Bank’s organizational chart is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to high performance standards.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report	Page: 55

SUBSCRIPTION INTEREST

The pro forma price to fully converted book multiple of MHC conversions rose dramatically from 2001 to 2004 YTD.

FIGURE 38 - MHC REORGANIZATIONS (SINCE 1/1/01) PRO FORMA DATA

						Market Data as of 09/07/04
						Price to Pro Forma
Ticker	Short Name	IPO Date	IPO Price ($)	Percentage Retained By MHC (%)	Net Proceeds ($000)	Pro Forma Earnings (x)	Pro Forma Book Value (%)	Pro Forma Tang. Book (%)	Fully Converted Book Value (%)
FFFS	First Federal Financial Services, Inc. (MHC)	06/29/2004	10.0000	55.00	15,372	NM	NM	NM	75.90
MNCK	Monadnock Community Bancorp, Inc. (MHC)	06/29/2004	8.0000	55.00	2,613	NM	NM	NM	85.45
OFFO	Osage Federal Financial Inc. (MHC)	04/01/2004	10.0000	70.00	5,480	NM	NM	NM	85.18
WAWL	Wawel Savings Bank (MHC)	04/01/2004	10.0000	60.78	7,027	NM	NM	NM	92.82
Q2`04	Average					NM	NM	NM	84.84
	Median					NM	NM	NM	85.32
KFED	K-Fed Bancorp (MHC)	03/31/2004	10.0000	60.91	48,472	NM	NM	NM	92.00
CZWI	Citizens Community Bancorp (MHC)	03/30/2004	10.0000	67.83	7,416	NM	NM	NM	83.24
CSBK	Clifton Savings Bancorp, Inc. (MHC)	03/04/2004	10.0000	55.00	113,396	NM	NM	NM	92.10
CHEV	Cheviot Financial Corp. (MHC)	01/06/2004	10.0000	55.00	36,987	NM	NM	NM	83.14
Q1`04	Average					NM	NM	NM	87.62
	Median					NM	NM	NM	87.62
2004 YTD	Average					NM	NM	NM	86.23
	Median					NM	NM	NM	85.32
FLTB	Flatbush Federal Bancorp, Inc. (MHC)	10/21/2003	8.0000	53.00	6,947	NM	NM	NM	77.33
ASBH	ASB Holding Company (MHC)	10/03/2003	10.0000	70.00	13,640	NM	NM	NM	80.70
Q4`03	Average					NM	NM	NM	79.02
	Median					NM	NM	NM	79.02
2003	Average					NM	NM	NM	79.02
	Median					NM	NM	NM	79.02
MDNB	Minden Bancorp, Inc. (MHC)	07/02/2002	10.0000	55.00	5,400	NM	NM	NM	61.80
Q3`02	Average					NM	NM	NM	61.80
	Median					NM	NM	NM	61.80
NEBS	New England Bancshares, Inc. (MHC)	06/04/2002	10.0000	55.00	7,655	NM	NM	NM	65.02
Q2`02	Average					NM	NM	NM	65.02
	Median					NM	NM	NM	65.02
2002	Average					NM	NM	NM	63.41
	Median					NM	NM	NM	63.41
WFD	Westfield Financial Inc. (MHC)	12/28/2001	10.0000	53.00	42,156	NM	NM	NM	62.34
AJSB	AJS Bancorp, Inc. (MHC)	12/27/2001	10.0000	51.00	9,828	NM	NM	NM	60.13
CHFN	Charter Financial Corp. (MHC)	10/17/2001	10.0000	80.00	33,386	NM	NM	NM	47.68
Q4`01	Average					NM	NM	NM	56.72
	Median					NM	NM	NM	60.13
2001	Average					NM	NM	NM	56.72
	Median					NM	NM	NM	60.13
1/1/2001	Average					NM	NM	NM	76.32
9/7/2004	Median					NM	NM	NM	80.70

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 56

The first day “pop” has declined in 2004. Currently, one of the MHC conversions, Monadnock, is trading below its IPO price.

FIGURE 39 - MHC REORGANIZATIONS PRICE APPRECIATION

		Percent Change from IPO
Ticker	Short Name	After 1 Day (%)	After 1 Week (%)	After 1 Month (%)	After 3 Months (%)	To date (%)
FFFS	First Federal Financial Services, Inc. (MHC)	15.00	20.50	35.00	NA	30.00
MNCK	Monadnock Community Bancorp, Inc. (MHC)	3.75	2.50	-3.13	NA	(6.25)
OFFO	Osage Federal Financial Inc. (MHC)	20.00	22.50	9.50	9.50	20.00
WAWL	Wawel Savings Bank (MHC)	29.50	25.00	12.50	25.00	19.10
Q2`04	Average	17.06	17.63	13.47	17.25	15.71
	Median	17.50	21.50	11.00	17.25	19.55
KFED	K-Fed Bancorp (MHC)	34.90	30.00	15.10	29.00	38.80
CZWI	Citizens Community Bancorp (MHC)	23.70	32.50	17.50	18.50	18.00
CSBK	Clifton Savings Bancorp, Inc. (MHC)	22.50	37.50	32.90	24.00	19.70
CHEV	Cheviot Financial Corp. (MHC)	33.20	34.70	33.00	31.00	10.00
Q1`04	Average	28.58	33.68	24.63	25.63	21.63
	Median	28.45	33.60	25.20	26.50	18.85
2004 YTD	Average	22.82	25.65	19.05	22.83	18.67
	Median	23.10	27.50	16.30	24.50	19.40
FLTB	Flatbush Federal Bancorp, Inc. (MHC)	63.75	54.38	60.63	60.00	28.75
ASBH	ASB Holding Company (MHC)	62.00	71.00	68.50	79.50	49.50
Q4`03	Average	62.88	62.69	64.57	69.75	39.13
	Median	62.88	62.69	64.57	69.75	39.13
2003	Average	62.88	62.69	64.57	69.75	39.13
	Median	62.88	62.69	64.57	69.75	39.13
MDNB	Minden Bancorp, Inc. (MHC)	19.50	20.00	18.50	13.00	93.00
Q3`02	Average	19.50	20.00	18.50	13.00	93.00
	Median	19.50	20.00	18.50	13.00	93.00
NEBS	New England Bancshares, Inc. (MHC)	23.00	24.00	24.00	23.00	80.00
Q2`02	Average	23.00	24.00	24.00	23.00	80.00
	Median	23.00	24.00	24.00	23.00	80.00
2002	Average	21.25	22.00	21.25	18.00	86.50
	Median	21.25	22.00	21.25	18.00	86.50
WFD	Westfield Financial Inc. (MHC)	33.40	32.40	36.00	47.00	125.00
AJSB	AJS Bancorp, Inc. (MHC)	32.00	29.10	32.50	40.00	150.00
CHFN	Charter Financial Corp. (MHC)	42.50	52.50	74.10	121.00	249.20
Q4`01	Average	35.97	38.00	47.53	69.33	174.73
	Median	33.40	32.40	36.00	47.00	150.00
2001	Average	35.97	38.00	47.53	69.33	174.73
	Median	33.40	32.40	36.00	47.00	150.00
1/1/2001	Average	30.58	32.57	31.11	40.04	61.65
9/7/2004	Median	29.50	30.00	32.50	29.00	30.00

Source: SNL Securities

The aftermarket performance warrants an upward adjustment as the performance continues to be solid.

Conversion Valuation Appraisal Report	Page: 57

VALUATION ADJUSTMENTS

Relative to the Comparables the following adjustments need to be made to the Bank’s pro forma market value.

Valuation Factor	Valuation Adjustment
Financial Condition	Moderate Upward
Balance Sheet Growth	Upward
Earnings Quality, Predictability and Growth	Slight Downward
Market Area	Upward
Dividends	No Adjustment
Liquidity of the Issue	Downward
Recent Regulatory Matters	No Adjustment

Additionally, the following adjustment should be made to the Bank’s market value.

Valuation Factor	Valuation Adjustment
Management	No Adjustment
Subscription Interest	Upward

Conversion Valuation Appraisal Report	Page: 58

7.	Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, three key pricing multiples were considered. The four multiples include:

Price to core earnings (“P/E”)

Price to book value (“P/B”) / Price to tangible book value (“P/TB”)

Price to assets (“P/A”)

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in Exhibit 11.

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all Maryland public thrifts, all publicly traded thrifts and the recent (2001 to date) and historical MHC conversions were assessed. The multiples for the Comparable Group, all publicly traded MHC, and Maryland MHC thrifts are shown in Exhibit 8.

Price to Earnings – According to the OTS Appraisal Guidelines: “When both the converting institution and the comparable companies are recording “normal” earnings. A P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate and the greater consideration should be given to the P/BV approach.” In this particular case, the Bank’s earnings are “normal”. As a basis for comparison, the price to core earnings was utilized for both the Bank and the Comparable Group to eliminate any nonrecurring items. As such, this approach was considered in this appraisal.

Conversion Valuation Appraisal Report	Page: 59

Price to Book/Price to Tangible Book - According to the OTS Appraisal Guidelines: “The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data.”

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro feels that thrifts often trade on a price to tangible book basis.

Price to Assets - According to the OTS Appraisal Guidelines: “This approach remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach).” FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

Conversion Valuation Appraisal Report	Page: 60

FULL OFFERING VALUE IN RELATION TO COMPARABLES

Based upon the premiums and discounts defined in the section above, the Bank pricing at the midpoint as if fully converted is estimated to be $17,500,000. Based upon a range below and above the midpoint value, the relative values are $14,875,000 at the minimum and $20,125,000 at the maximum respectively. At the super maximum of the range, the offering value would be $23,143,750.

At the various levels of the estimated value range, the full offering would result in the following offering data:

FIGURE 40 - VALUE RANGE - FULL OFFERING

Conclusion	Total Shares	Price Per Share	Total Value
Appraised Value - Midpoint	1,750,000	$10	$17,500,000
Range:
- Minimum	1,487,500	$10	14,875,000
- Maximum	2,012,500	10	20,125,000
- Super Maximum	2,314,375	10	23,143,750

Source: FinPro Inc. Pro forma Model

Conversion Valuation Appraisal Report	Page: 61

FIGURE 41 – AS IF FULLY CONVERTED OFFERING PRICING MULTIPLES

		Bank		Comparables		State		National
				Mean	Median	Mean	Median	Mean	Median
Price-Core Earnings Ratio P/E	Min Mid Max Smax	20.83 23.81 26.32 29.41		46.32	39.98	47.73	40.85	119.89	119.89
Price-to-Book Ratio P/B	Min Mid Max Smax	73.31 77.58 81.10 84.39	% % % %	100.74%	99.55%	103.58%	101.92%	101.92%	101.92%
Price-to-Tangible Book Ratio P/TB	Min Mid Max Smax	73.37 77.64 81.17 84.46	% % % %	104.72%	103.39%	107.95%	103.87%	105.02%	105.02%
Price-to-Assets Ratio P/A	Min Mid Max Smax	13.52 15.58 17.57 19.75	% % % %	22.52%	21.84%	25.41%	25.74%	11.53%	11.53%

Source: FinPro Calculations

This equates to the following multiples:

FIGURE 42 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

	Price Relative to Fully Converted
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	23.81	23.81	77.58%	77.64%	15.58%
Comparable Group Median	37.79	39.98	99.55%	103.39%	21.84%
(Discount) Premium	-37.00%	-40.45%	-22.07%	-24.91%	-28.65%

Source: SNL data, FinPro Calculations

As Figure 42 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 40.45% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 24.91% discount to the Comparable Group.

FIGURE 43 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM

	Price Relative to Fully Converted
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) Full Conversion	29.41	29.41	84.39%	84.46%	19.75%
Comparable Group Median	37.79	39.98	99.55%	103.39%	21.84%
(Discount) Premium	-22.18%	-26.44%	-15.23%	-18.31%	-9.56%

Source: SNL data, FinPro Calculations

Conversion Valuation Appraisal Report	Page: 62

As Figure 43 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a discount of 26.44% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at an 18.31% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 63

The Bank pricing at the midpoint for a MHC Conversion assuming an issuance of 45.00%, is estimated to be $7,875,000. Based upon a range below and above the midpoint value, the relative values are $6,693,750 at the minimum and $9,056,250 at the maximum, respectively. At the super maximum of the range, the offering value would be $10,414,690.

FIGURE 44 - VALUE RANGE MHC OFFERING DATA

Conclusion	Total Shares	Price per Share	Total Value
Appraised Value - $14,875,000 at 45%	669,375	$10	$6,693,750
Appraised Value - $17,500,000 at 45%	787,500	$10	$7,875,000
Appraised Value - $20,125,000 at 45%	905,625	$10	$9,056,250
Appraised Value - $23,143,750 at 45%	1,041,469	$10	$10,414,690

Source: FinPro Inc. Pro forma Model

FIGURE 45 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

	Price Relative to GAAP
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) MHC	28.57	28.57	123.92%	124.07%	16.85%
Unadjusted MHC Trading Median	30.60	44.00	200.45%	232.55%	24.84%
(Discount) Premium	-6.63%	-35.07%	-38.18%	-46.65%	-32.17%

Source: SNL data, FinPro Calculations

As Figure 45 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 35.07% on a GAAP core earnings basis. On a price to GAAP tangible book basis, the Bank is priced at a 46.65% discount to the Comparable Group.

FIGURE 46 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM

	Price Relative to GAAP
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) MHC	37.04	37.04	142.05%	142.25%	21.82%
Unadjusted MHC Trading Median	30.60	44.00	200.45%	232.55%	24.84%
(Discount) Premium	21.05%	-15.82%	-29.13%	-38.83%	-12.16%

Source: SNL data, FinPro Calculations

As Figure 46 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a discount of 15.82% on a GAAP core earnings basis. On a price to GAAP tangible book basis, the Bank is priced at a 38.83% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 64

COMPARISON TO NONLIQUID MHC

Nonliquid companies traded at lower levels relative to liquid companies, as discussed in the liquidity of the issue section. The following table displays the trading multiples of all pink sheet MHCs relative to the Comparable Group. The pink sheet median price to GAAP tangible book multiple is 24.94% below the Comparable Group median price to GAAP tangible book multiple.

Conversion Valuation Appraisal Report	Page: 65

FIGURE 47 – COMPARISON TO PINK SHEET MHCS

Ticker	Short Name	Current Market Value ($M)	Current Price in Relation to
			Earnings (x)	Core EPS (x)	LTM EPS (x)	LTM Core EPS (x)	Book Value (%)	Tangible Book Value (%)	Assets (%)
	All Pink Sheet Mutual Holding Companies -Fully Converted
ASFE	AF Financial Group, Inc. (MHC)	19.20	172.25	172.25	NM	NM	92.25	100.33	9.11
AJSB	AJS Bancorp, Inc. (MHC)	56.80	37.81	37.81	40.03	40.68	101.82	101.82	19.89
ALMG	Alamogordo Financial Corp. (MHC)	52.20	65.92	65.92	66.93	66.93	87.21	87.21	27.74
ALPN	Alpena Bancshares, Inc. (MHC)	27.30	31.89	142.67	28.96	43.61	79.46	89.18	10.14
ASBH	ASB Holding Company (MHC)	83.00	NA	NA	NA	NA	NA	NA	NA
CZWI	Citizens Community Bancorp (MHC)	35.90	NA	NA	NA	NA	NA	NA	NA
EBMT	Eagle Bancorp (MHC)	38.30	26.92	30.40	17.46	17.86	92.20	92.20	17.37
EKFC	Eureka Financial Corporation (MHC)	36.80	34.76	34.76	41.57	41.57	96.76	96.76	34.89
FLTB	Flatbush Federal Bancorp, Inc. (MHC)	23.80	139.78	139.78	157.62	157.62	89.79	89.79	15.70
LBTM	Liberty Savings Bank, FSB (MHC)	32.40	19.59	19.59	40.43	42.89	88.90	88.90	13.99
MSVB	Mid-Southern Savings Bank, FSB (MHC)	26.70	110.13	28.62	36.34	29.46	86.84	86.84	15.86
MDNB	Minden Bancorp, Inc. (MHC)	27.40	21.99	21.99	21.64	21.64	87.68	87.68	22.56
NEBS	New England Bancshares, Inc. (MHC)	40.60	38.95	40.58	40.98	43.50	86.30	89.99	17.68
ROEB	Roebling Financial Corp, Inc. (MHC)	15.40	25.23	25.23	27.95	27.95	106.18	106.18	15.88
SERC	Service Bancorp Inc. (MHC)	44.10	19.61	18.48	21.34	21.76	95.99	95.99	13.32
WAKE	Wake Forest Bancshares, Inc. (MHC)	22.10	19.04	19.04	20.18	20.18	82.95	82.95	22.85
WAWL	Wawel Savings Bank (MHC)	25.10	NA	NA	NA	NA	NA	NA	NA
WFSM	Westborough Financial Services, Inc. (MHC)	46.90	50.25	55.24	37.70	39.46	87.12	87.12	16.22
	All Pink Sheet MHC’s Median	34.15	34.76	34.76	37.02	40.07	88.90	89.79	16.22
	Comparable Median	77.20	31.30	32.66	37.79	39.98	99.55	103.39	21.84
	Premium/(Discount) to the Comparable Group		11.07%	6.43%	-2.04%	0.22%	-10.70%	-13.15%	-25.72%
	All Pink Sheet Mutual Holding Companies -MHC Multiples
ASFE	AF Financial Group, Inc. (MHC)	19.20	NM	228.10	NM	NM	154.60	178.70	9.47
AJSB	AJS Bancorp, Inc. (MHC)	56.80	41.70	41.70	44.60	45.40	189.80	189.80	21.62
ALMG	Alamogordo Financial Corp. (MHC)	52.20	NM	76.70	NM	75.30	183.10	183.10	33.10
ALPN	Alpena Bancshares, Inc. (MHC)	27.30	34.30	170.50	31.00	47.30	127.30	154.30	10.64
ASBH	ASB Holding Company (MHC)	83.00	37.40	37.40	NA	NA	219.40	219.40	20.32
CZWI	Citizens Community Bancorp (MHC)	35.90	36.90	36.90	NA	NA	185.20	188.70	23.56
EBMT	Eagle Bancorp (MHC)	38.30	28.20	32.00	18.20	18.60	159.50	159.50	18.87
EKFC	Eureka Financial Corporation (MHC)	36.80	39.50	39.50	46.90	46.90	190.70	190.70	42.41
FLTB	Flatbush Federal Bancorp, Inc. (MHC)	23.80	NM	128.80	NA	NA	151.60	151.60	16.92
LBTM	Liberty Savings Bank, FSB (MHC)	32.40	20.70	20.70	42.90	45.50	161.80	161.80	15.07
MSVB	Mid-Southern Savings Bank, FSB (MHC)	26.70	NM	35.70	40.60	33.30	184.10	184.10	17.54
MDNB	Minden Bancorp, Inc. (MHC)	27.40	24.10	24.10	24.10	24.10	152.10	152.10	25.46
NEBS	New England Bancshares, Inc. (MHC)	40.60	40.90	42.70	40.90	43.50	150.10	161.70	19.39
ROEB	Roebling Financial Corp, Inc. (MHC)	15.40	26.50	26.50	29.60	29.60	207.60	207.60	17.09
SERC	Service Bancorp Inc. (MHC)	44.10	30.10	19.50	23.70	22.70	170.40	170.40	13.89
WAKE	Wake Forest Bancshares, Inc. (MHC)	22.10	20.90	20.90	21.60	21.60	136.50	136.50	25.64
WAWL	Wawel Savings Bank (MHC)	25.10	24.80	24.80	NA	NA	191.50	191.50	33.98
WFSM	Westborough Financial Services, Inc. (MHC)	46.90	56.70	62.70	41.60	43.60	168.10	168.10	17.81
	All Pink Sheet MHC’s Median	34.15	32.20	37.15	35.80	43.50	169.25	174.55	19.13
	Comparable Median	77.20	33.10	35.75	38.10	44.00	200.45	232.55	24.84
	Premium/(Discount) to the Comparable Group		-2.72%	3.92%	-6.04%	-1.14%	-15.56%	-24.94%	-22.99%

Source: SNL data, FinPro Calculations

As a secondary check, FinPro selected all pink sheet MHCs.

Conversion Valuation Appraisal Report	Page: 66

FIGURE 48 – PINK SHEET MHC AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S

PRO FORMA MIDPOINT

	Price Relative to Fully Converted
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	23.81	23.81	77.58%	77.64%	15.58%
Comparable Group Median	37.02	40.07	88.90%	89.79%	16.22%
(Discount) Premium	-35.68%	-40.58%	-12.73%	-13.54%	-3.94%

Source: SNL data, FinPro Calculations

As Figure 48 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 40.58% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 13.54% discount to the Pink Sheet MHC median.

FIGURE 49 - PINK SHEET MHC AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S

PRO FORMA SUPER MAXIMUM

	Price Relative to Fully Converted
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) Full Conversion	29.41	29.41	84.39%	84.46%	19.75%
Comparable Group Median	37.02	40.07	88.90%	89.79%	16.22%
(Discount) Premium	-20.56%	-26.61%	-5.07%	-5.94%	21.77%

Source: SNL data, FinPro Calculations

As Figure 49 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a discount of 26.61% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 5.94% discount to the Pink Sheet MHC median.

FIGURE 50 – PINK SHEET GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

	Price Relative to GAAP
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) MHC	28.57	28.57	123.92%	124.07%	16.85%
Unadjusted MHC Trading Median	35.80	43.50	169.25%	174.55%	19.13%
(Discount) Premium	-20.20%	-34.32%	-26.78%	-28.92%	-11.92%

Source: SNL data, FinPro Calculations

As Figure 50 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 34.32% on a GAAP core earnings basis. On a price to GAAP tangible book basis, the Bank is priced at a 28.92% discount to the Pink Sheet MHC median.

Conversion Valuation Appraisal Report	Page: 67

FIGURE 51 - PINK SHEET GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER

MAXIMUM

	Price Relative to GAAP
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) MHC	37.04	37.04	142.05%	142.25%	21.82%
Unadjusted MHC Trading Median	35.80	43.50	169.25%	174.55%	19.13%
(Discount) Premium	3.46%	-14.85%	-16.07%	-18.50%	14.06%

Source: SNL data, FinPro Calculations

As Figure 51 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a discount of 14.85% on a GAAP core earnings basis. On a price to GAAP tangible book basis, the Bank is priced at an 18.50% discount to the Pink Sheet MHC median.

Conversion Valuation Appraisal Report	Page: 68

COMPARISON TO RECENT MHC CONVERSIONS

To verify and validate that the range created on a comparable basis is appropriate, FinPro compared the pricing of this deal relative to other MHC conversions. The only one of these MHC offerings of similar size is Lincoln Park.

FIGURE 52 – COMPARISON TO FILED AND PENDING MHC OFFERINGS

Super Maximum Appraisal Price to Full Converted Tangible Book
BV Financial	84.46
Applications Filed:
Ocean Shore Holding Co.	89.77
Kearny Financial Corp.	85.01
Lincoln Park Bancorp	82.47
Abington Community Bancorp	84.41
Pending Offerings:
SI Financial Group	90.71
PSB Holdings Inc.	85.17
Atlantic Coast Federal	87.91
Home Federal Bancorp	86.19
Naugatuck Valley Financial	90.25

Source: 9/8/04 Conversion Watch

Conversion Valuation Appraisal Report	Page: 69

VALUATION CONCLUSION

We believe that the discounts on an earnings and a tangible book basis are appropriate relative to the Comparable Group. This range was confirmed by the trading values of other illiquid MHCs,. Additionally, this range was analyzed relative to other filed and pending MHC offerings.

It is, therefore, FinPro’s opinion that as of September 7, 2004, the estimated pro forma market value of the Bank in a full offering was $17,500,000 at the midpoint of a range with a minimum of $14,875,000 to a maximum of $20,125,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $23,143,750.

Using the pro forma market values for a full offering shown above, the amount of stock publicly offered as part of the MHC reorganization issuing 45.00% will equal 669,375 shares, 787,500 shares, 905,625 shares and 1,041,469 shares at the minimum, midpoint, maximum and super maximum, respectively.

The document represents an initial valuation for the Bank. Due to the duration of time that passes between the time this document is compiled and the time the offering closes, numerous factors could lead FinPro to update or revise the appraised value of the Bank. Some factors that could lead FinPro to adjust the appraised value include: (1) changes in the Bank’s operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the broader market; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, FinPro will prepare an appraisal update to appropriately adjust the value of the Bank. At the time of closing, FinPro will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Bank.